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Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill SI International, Inc. 703-234-6854 alan.hill@si-intl.com

SI International Reaffirms Guidance for First Quarter and Full Year FY03

        RESTON, VA, March 17, 2003—SI International, Inc. (Nasdaq: SINT), an information technology (IT) and network solutions company, today announced that the Company is reaffirming its earnings guidance for the quarter ending March 29, 2003 and for the full fiscal year ending December 27, 2003.

        Based on the Company's current backlog and management estimates as to future tasking and contract awards, SI international provided the following guidance ranges on February 12, 2003 for the first quarter and full year 2003:

	Q1 2003	Full Year 2003
Revenue	$37–39 million	$164–170 million
Net income	$1.0–1.3 million	$6.1–7.0 million
Diluted earnings per share	$0.12–0.15	$0.72–0.78

        "We reaffirm our guidance for the first quarter and full year 2003," said Ray Oleson, Chairman and CEO of SI International. "We are aware that investors are concerned about the federal government IT market sector as a result of the delay in approving the FY03 federal civilian spending bills and possible war with Iraq. We were sensitive to these uncertainties when we made our revenue projections for FY03."

        About SI International: SI International is a provider of information technology and network solutions primarily to the federal government. The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. More information about SI International can be found at www.si-intl.com.

        This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers' failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International's ability to attract and retain qualified personnel. The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed above as well as those in the Risk Factors section of the registration statement on Form S-1 filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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  Exhibit 99.1
SI International Reaffirms Guidance for First Quarter and Full Year FY03